SECOND AMENDMENT AND AGREEMENT

        This SECOND AMENDMENT AND AGREEMENT (this “Agreement”) is entered into as of December 16, 2005 (the “Effective Date”), by and between PALATIN TECHNOLOGIES, INC., a Delaware corporation having an address of Cedar Brook Corporate Center, 4C Cedar Brook Drive, Cranbury, New Jersey 08512 (“Palatin”) and KING PHARMACEUTICALS, INC., a Tennessee corporation having an address of 501 Fifth Avenue, Bristol, Tennessee 37620 (“King”). Each of King and Palatin is sometimes referred to individually herein as a “Party” and collectively as the “Parties”. Any capitalized terms undefined herein shall have the meaning ascribed to them in the CDM Agreement.

WHEREAS, Palatin and King are parties to that certain Collaborative Development and Marketing Agreement dated as of August 12, 2004 (the “CDM Agreement”), as amended;

WHEREAS, as part of the Agreement, Palatin granted to King a sublicense of its rights to certain patents (the “CT Licensed Patents”) under that certain License Agreement dated as of March 31, 1998 by and between Competitive Technologies, Inc. (“CT”) and Palatin (the “CTI Agreement”); and

WHEREAS, Palatin and King have concluded that the CT Licensed Patents are not necessary or useful for the development, manufacture, sale or other commercialization of Products;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.     CT LICENSED PATENTS

To the extent that CT Licensed Patents were sublicensed to King pursuant to the CDM Agreement, such sublicense is hereby terminated as of the Effective Date. The CDM Agreement is hereby amended to delete all references to CT and the CT Agreement and the CT Agreement shall not be subject to the CDM Agreement.

2.     CTI AGREEMENT

The Parties hereby acknowledge and affirm that (i) Palatin is fully responsible for the CTI Agreement, (ii) Palatin shall be free, among other things, to amend, alter, modify, or terminate the CTI Agreement, and (iii) King shall have no obligation to abide by the provisions of the CTI Agreement.

3.     INDEMNIFICATION

Palatin hereby agrees to indemnify, defend and hold harmless King, its Affiliates and each of their respective directors, officers, employees, and agents (the “King Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the King Indemnitees, or any one of them, in connection with any investigations, settlements, claims, causes of action, liabilities, suits, actions, demands or judgments of third parties, including any patent infringement claims (except in cases where such claims, suits, actions, demands or judgments result from a material breach of the CDM Agreement, negligence or willful misconduct, on the part of King or a King Indemnitee), arising out of (i) the CTI Agreement and Palatin’s performance thereunder or breach thereof, (ii) the original grant to King of a sublicense of the CT Licensed Patents and the termination of such sublicense pursuant to this Agreement, and (iii) the performance by King of its obligations, and the exercise of its rights, under the CDM Agreement, including any claim alleging that such actions infringe any CT Licensed Patents.

4.     MISCELLANEOUS

        4.1     Notices. All notices and communications shall be in writing, mailed via certified mail, return receipt requested, courier, facsimile transmission or e-mail with acknowledgment of receipt by overnight courier addressed as follows, or to such other address as may be designated from time to time:

If to King: 501 Fifth Street Bristol, Tennessee 37620 Tel: (423) 989-8000 Fax: (423) 990-2566 Attention: General Counsel	If to Palatin: Palatin Technologies, Inc. Cedar Brook Corporate Center 4-C Cedar Brook Drive Cranbury, New Jersey 08512 Tel: (609) 495-2200 Fax: (609) 495-2203 Attention: Carl Spana, Ph.D.

With a copy to: 501 Fifth Street Bristol, Tennessee 37620 Tel: (423) 989-8000 Fax: (423) 989-8006 Attention: Business Development	With a copy to: Stephen T. Wills Palatin Technologies, Inc. Cedar Brook Corporate Center 4-C Cedar Brook Drive Cranbury, New Jersey 08512 Tel: (609) 495-2200 Fax: (609) 495-2203

And a copy to: Mintz Levin Cohn Ferris Glovsky and Popeo PC 666 Third Avenue New York, New York 10017 Tel: (212) 935-3000 Fax: (212) 983-3115 Attention: Faith L. Charles, Esq.

        Except as otherwise expressly provided in this Agreement or in writing by both Parties, any notice, communication or payment required to be given or made shall be deemed given or made and effective when received.

        4.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of principles of conflicts of law.

        4.3     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

        4.4     Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

        4.5     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

        4.6     Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

        4.7     No Third Party Beneficiaries. No Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

        4.8     Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates (subject to Section 15.9 of the CDM Agreement), to any purchaser of all of its assets and/or all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. Any attempted assignment in violation of this Section 4.8 shall be null, void and of no effect. This Agreement shall be binding upon and inure to the benefit of all permitted successors-in-interest and assigns.

        4.9     Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

        4.10     Integration; Severability. This Agreement, the CDM Agreement, as amended, the Securities Purchase Agreement, and the Warrant are the sole agreements with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, such provision or portion thereof will be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable law, and it is the intention of the Parties that the remainder of the Agreement shall not be affected.

        4.11     Further Assurances. Each of Palatin and King agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

*    *    *    *    *

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PALATIN TECHNOLOGIES, INC.

By: /s/ Stephen T. Wills
Name: Stephen T. Wills
Title: CFO/EVP-Operations

KING PHARMACEUTICALS, INC.

By: /s/ James W. Elrod
Name: James W. Elrod
Title: Acting General Counsel